                                      EXHIBIT B



    - Audited consolidated balance sheet as of June 30, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended June 30, 1994, 1995 and 1996, and related Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                  REGIS CORPORATION


EXHIBIT B                               INDEX
                                                                  Page(s)
                                                                  -------
Report of Independent Accountants                                    2


Consolidated Balance Sheet as of June 30, 1995
    and 1996                                                         3

Consolidated Statement of Operations for the years
    ended June 30, 1994, 1995 and 1996                               4

Consolidated Statements of Changes in Shareholders'
    Equity for the years ended June 30, 1994, 1995
    and 1996                                                         5

Consolidated Statement of Cash Flows for the years
    ended June 30, 1994, 1995 and 1996                              6-7

Notes to Consolidated Financial Statements                          8-33

Management's Discussion and Analysis of Results of
    Operations and Financial Condition                             34-46

                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
Regis Corporation:

     We have audited the accompanying consolidated balance sheet of Regis Corporation as of June 30, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended June 30, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regis Corporation as of June 30, 1995 and 1996, and the consolidated results of its operations and its cash flows for the years ended June 30, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.

Minneapolis, Minnesota
May 9, 1997

                              CONSOLIDATED BALANCE SHEET

                   (Dollars in thousands, except per share amounts)

                                     ----------

                                                               June 30
                                                      -------------------------
                ASSETS                                   1995           1996
                                                         ----           ----
Current assets:
  Cash and cash equivalents                           $  3,182        $  7,558
  Accounts receivable                                    7,823          10,640
  Inventories                                           25,406          32,507
  Deferred income taxes                                  3,036           6,687
  Other current assets                                   6,004           9,691
                                                      --------        --------

        Total current assets                            45,451          67,083

Property and equipment, net                            108,342         126,821
Goodwill                                                72,703          93,352
Other assets                                            18,340          16,698
                                                      --------        --------

          Total assets                                $244,836        $303,954
                                                      --------        --------
                                                      --------        --------

  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Long-term debt and capital lease
      obligations, current portion                    $ 13,498        $ 19,168
  Accounts payable                                      15,000          20,369
  Accrued expenses                                      32,536          47,261
                                                      --------        --------

        Total current liabilities                       61,034          86,798

Long-term debt and capital lease obligations            71,594          83,213
Other noncurrent liabilities                             6,789           6,308

Commitments and contingencies (Notes 5 and 11)

Shareholders' equity:
  Capital stock, $.05 par value; authorized,
      25,000,000 shares; issued and outstanding,
      21,395,093 and 22,537,161 common shares
      at June 30, 1995 and 1996, respectively              714           1,127
  Additional paid-in capital                            90,689         104,634
  Retained earnings                                     14,016          21,874
                                                      --------        --------

        Total shareholders' equity                     105,419         127,635
                                                      --------        --------

          Total liabilities and shareholders' equity  $244,836        $303,954
                                                      --------        --------
                                                      --------        --------

           The accompanying notes are an intergral part of the consolidated financial statements.

                         CONSOLIDATED STATEMENT OF OPERATIONS

                       (In thousands, except per share amounts)

                                       -----------

                                             Years Ended June 30
                                      --------------------------------
                                         1994         1995      1996
                                         ----         ----      ----
Revenues:
  Company-owned operations:
    Service                            $336,341     $378,943  $442,366
    Product                              94,741      120,381   149,523
                                       --------     --------  --------

                                        431,082      499,324   591,889
  Franchise revenues                     22,479       24,929    25,418
                                       --------     --------  --------

                                        453,561      524,253   617,307
                                       --------     --------  --------

Operating expenses:
  Cost of sales:
    Service                             199,252      225,102   259,765
    Product                              52,450       64,777    81,165
  Rent                                   55,145       64,439    81,634
  Selling, general and admini-
      strative                          100,808      117,396   125,048
  Depreciation and amortization          17,287       20,788    25,259
  Provision for restructuring
      activities                                                12,823
  Other, primarily franchise expenses     2,907        5,107     5,446
                                       --------     --------  --------

                                        427,849      497,609   591,140
                                       --------     --------  --------

        Operating income                 25,712       26,644    26,167

Other income (expense):
  Interest                               (8,992)      (8,774)   (9,880)
  Nonrecurring items                    (10,000)       1,195       700
  Other, net                                114          793       390
                                       --------     --------  --------

        Income before
            income taxes                  6,834       19,858    17,377

Income taxes                             (2,951)      (8,268)   (7,926)
                                       --------     --------  --------


          Net income                   $  3,883     $ 11,590  $  9,451
                                       --------     --------  --------
                                       --------     --------  --------

Net income per share:
  Primary                                  $.20        $ .54     $ .42
                                           ----        -----     -----
                                           ----        -----     -----
  Fully diluted                            $.20        $ .53     $ .42
                                           ----        -----     -----
                                           ----        -----     -----

Common and common equivalent
  shares outstanding:
  Primary                                19,906       21,502    22,487
                                         ------       ------    ------
                                         ------       ------    ------
  Fully diluted                          20,481       22,111    22,791
                                         ------       ------    ------
                                         ------       ------    ------


           The accompanying notes are an intergral part of the consolidated financial statements.

                          CONSOLIDATED STATEMENTS OF CHANGES
                               IN SHAREHOLDERS' EQUITY

                   (Dollars in thousands, except per share amounts)

                                                                                              Retained
                                                             Common Stock        Additional   Earnings
                                                         ---------------------   Paid-In    (Accumulated
                                                          Shares        Amount    Capital       Deficit)    Total
                                                          ------        ------   ----------  ------------   ------
Balance, June 30, 1993, as previously reported            9,380,000     $  469    $46,103     $ (7,544)     $39,028
Pooling of interests with Supercuts
 (before 1996 stock dividend)                             2,727,930        136     17,114        6,105       23,355
Balance, June 30, 1993                                   12,107,930        605     63,217       (1,439)      62,383


Proceeds from public offering of
  common stock,net of offering
  costs of $1,087                                         1,050,000         53      8,310                     8,363
Shares issued in connection with resolution
  of MEI Salons litigation                                  500,000         25      7,600                     7,625
Effect of pooling of interests                              200,055         10      5,016          740        5,766
Shares issued in connection with
  salon acquisition                                          70,000          3        924                       927


Proceeds from exercise of stock options                      37,679          2      2,674                     2,676

Foreign currency translation adjustments                                                          (348)        (348)
Net income                                               ----------      -----                   3,883        3,883
Balance, June 30, 1994                                   13,965,664        698   ---------     --------    --------
                                                                                   87,741        2,836       91,275

Additional shares issued and adjustment of
  amounts previously recorded in connection
  with finalization of the 1994 resolution
  of MEI Salons litigation                                   93,220          5       (505)                     (500)


Shares issued in connection with
  salon acquisitions                                        184,442          9      2,886                     2,895

Shares issued in connection with employee
  benefit plans                                              10,333          1        433                       434
Proceeds from exercise of stock options                       9,736          1        134                       135


                                                                                                  (410)        (410)
Foreign currency translation adjustments                                                        11,590       11,590

Net income                                               ----------      -----   ---------     --------    --------
Balance, June 30, 1995                                   14,263,395        714     90,689       14,016      105,419

Stock split effected in the form of a
  stock dividend                                          7,438,190        372       (372)

Shares issued in connection with
  subordinated debt conversion                              375,000         19      2,794                     2,813


Proceeds from sale of common stock                          370,000         18     10,013                    10,031

Shares issued in connection with employee
  benefit plans                                              12,842          1        101                       102
Proceeds from exercise of stock options                      77,734          3        819                       822
Tax benefit realized upon exercise of stock options                                   590                       590
Dividends                                                                                       (1,235)      (1,235)
Foreign currency translation adjustments                                                          (358)        (358)
Net income                                               ----------      -----                   9,451        9,451
Balance, June 30, 1996                                   22,537,161     $1,127   ---------     --------    --------
                                                         ----------      -----   $104,634      $21,874     $127,635
                                                         ----------      -----   ---------     --------    --------
                                                                                 ---------     --------    --------

           The accompanying notes are an intergral part of the consolidated financial statements.

                                       5


                         CONSOLIDATED STATEMENT OF CASH FLOWS

                                (Dollars in thousands)

                                       ----------

                                                      Years Ended June 30
                                               -------------------------------
                                                   1994       1995       1996
                                                   ----       ----       ----
Cash flows from operating activities:
  Net income                                    $  3,883   $ 11,590  $  9,451
  Adjustments to reconcile net income
      to net cash provided by operating
      activities:
    Depreciation and amortization                 18,012     21,268    25,691
    Deferred income taxes                         (8,648)    (5,040)   (3,059)
    Provision for restructuring charge                                 12,823
    MEI Salons nonrecurring charge                10,000      1,805
    Changes in assets and liabilities,
        exclusive of investing and
        financing activities                      (1,754)      (700)   (6,303)
    Other                                            214      1,115       203
                                                --------    -------   -------
        Net cash provided by operating
            activities                            21,707     30,038    38,806
                                                --------    -------   -------

Cash flows from investing activities:
  Capital expenditures                           (22,658)   (30,388)  (32,605)
  Purchases of salon assets, net of cash
      acquired and certain obligations
      assumed                                    (11,734)    (3,259)  (29,343)
  Advance to Premier Salons                       (5,850)
  Payments from Premier Salons                     1,093        103
                                                --------    -------   -------
        Net cash used in investing
            activities                           (39,149)   (33,544)  (61,948)
                                                --------    -------   -------
Cash flows from financing activities:
  Borrowings on line of credit                   142,384     88,166   150,758
  Payments on line of credit                    (125,419)   (87,164) (147,158)
  Proceeds from issuance of long-term debt           920        440    29,435
  Repayment of long-term debt                     (7,904)    (9,573)  (17,164)
  Increase in negative book cash                              1,153     1,957
  Proceeds from sale of assets                                7,725
  Dividends paid                                                       (1,235)
  Proceeds from issuance of common stock           9,474        569    10,955
                                                --------    -------   -------
        Net cash provided by (used in)
            financing activities                  19,455      1,316    27,548
                                                --------    -------   -------

Effect of exchange rate changes on cash               87       (109)      (30)
                                                --------    -------   -------

Increase (decrease) in cash and cash
    equivalents                                    2,100     (2,299)    4,376

           The accompanying notes are an intergral part of the consolidated financial statements.

                                (Dollars in thousands)

                                    -------------

                                                      Years Ended June 30
                                               -------------------------------
                                                   1994       1995       1996
                                                   ----       ----       ----

Cash and cash equivalents:
  Beginning of year                                3,381      5,481     3,182
                                                --------    -------   -------

  End of year                                   $  5,481   $  3,182  $  7,558
                                                --------    -------   -------
                                                --------    -------   -------

Changes in assets and liabilities,
    exclusive of investing and financing
    activities:
  Accounts receivable                           $ (1,596)  $ (1,106) $ (1,190)
  Inventories                                     (2,354)    (2,723)   (3,682)
  Other current assets                            (2,567)       525    (3,299)
  Restructuring accruals                                               (2,517)
  Accounts payable                                 1,613        784     1,948
  Accrued expenses                                 3,150      1,820     2,437
                                                --------    -------   -------

                                                $ (1,754)    $ (700) $ (6,303)
                                                --------    -------   -------
                                                --------    -------   -------

           The accompanying notes are an intergral part of the consolidated financial statements.

                                  REGIS CORPORATION

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    -------------

1.  BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES:

    BUSINESS DESCRIPTION:

    Regis Corporation (the Company) owns, operates and franchises hairstyling and hair care salons throughout the United States and in a number of other countries, principally the United Kingdom (U.K.). Substantially all of the hairstyling and hair care salons owned and operated by the Company in the United States are located in leased space in enclosed mall shopping centers or strip shopping centers. Franchised salons are primarily located in strip shopping centers throughout the United States.

    At June 30, 1996, approximately 26 percent of the Company's outstanding common stock is owned by Curtis Squire, Inc. (CSI), which is a holding company controlled by the Chairman of the Board of Directors of the Company, and approximately 6 percent is owned by management and the Company's benefit plans.

    BASIS OF PRESENTATION:

    Financial data for all periods presented reflect the retroactive effects of the October 1996 merger with Supercuts, Inc. (Supercuts) which has been accounted for as a pooling-of-interests (see Note 3). The financial statements have been restated by combining the current and historical financial statements of Regis Corporation with those of Supercuts for each of the periods presented and including adjustments to conform the historical accounting policies and practices of Supercuts to those of Regis.

    CONSOLIDATION:

    The financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. In consolidation, all material intercompany accounts and transactions are eliminated.

    FOREIGN CURRENCY TRANSLATION:

    Financial position, results of operations and cash flows of the Company's international subsidiaries are measured using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates in effect at each fiscal year end. Income statement accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation account in shareholders' equity.

                                  Continued

                              REGIS CORPORATION

                              ----------------

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES, continued:

    FRANCHISE REVENUES AND EXPENSES:

    Franchise revenues include royalties and initial franchise fees from franchisees, and product sales made by the Company to franchisees. Royalties are recognized as revenue in the month in which franchisee services are rendered or products are sold by franchisees. The Company recognizes revenues from initial franchise fees at the time franchisee salons are opened. Product sales by the Company to franchisees are recorded as revenue at the time product is shipped to franchisee locations. Franchise expenses include all direct expenses, such as the cost of product sold to franchisees by the Company, salaries, marketing costs, and an allocation of general corporate overhead and occupancy expenses.

    CASH AND CASH EQUIVALENTS:

    The Company considers its investments in all highly liquid debt instruments with original maturities of 3 months or less at date of purchase to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

    INVENTORIES:

    Inventories consist principally of hair care products held either for use in salon services or for sale. Inventories are stated at the lower of cost or market with cost determined on the first-in, first-out method.

    PROPERTY AND EQUIPMENT:

    Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are computed on the straight-line method over estimated useful asset lives (shorter of asset life or lease term for leasehold improvements).

    Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in income. Fully depreciated assets remain in the accounts until retired from service.

                                  Continued

                             REGIS CORPORATION

                                 -----------

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES, continued:

    GOODWILL:

    Goodwill recorded in connection with the fiscal 1989 purchase of the publicly held minority interest in the Company and with the acquisitions of business operations in which the Company has not previously been involved is amortized on a straight-line basis, generally over 40 years. Goodwill recorded in connection with acquisitions which expand the Company's existing business activities (acquisition of salon sites) is amortized on a straight-line basis, generally over 12 to 17 years depending upon the lease terms of the salon sites acquired.

    ASSET IMPAIRMENT ASSESSMENTS:

    On a quarterly basis, the Company measures and evaluates the recoverability of its tangible and intangible noncurrent assets using undiscounted cash flow analysis.

    CONSULTING AND NONCOMPETE ASSETS:

    Consulting and noncompete assets recorded in connection with the Company's various acquisitions are amortized on a straight-line basis over the life of the agreement, generally from 3 to 10 years.

    PREOPENING COSTS:

    Advertising, sales promotion and expenditures associated with the opening of new salon locations are charged to operations as incurred.

    INCOME TAXES:

    Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                                  Continued

                             REGIS CORPORATION

                                 -----------


 1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES, continued:

    NET INCOME PER SHARE:

    Primary and fully diluted net income per common and common equivalent share has been computed by dividing net income by the weighted average number of common and common equivalent shares outstanding for each period presented using the modified treasury stock method. Common equivalent shares relate primarily to incentive stock options granted to employees.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 2. OTHER FINANCIAL STATEMENT DATA:

    The following provides additional information concerning selected balance sheet accounts at June 30, 1995 and 1996:

                                             (Dollars in thousands)
                                             ----------------------
                                                  1995       1996
                                                  ----       ----
    Property and equipment:
      Land                                     $    700  $     700
      Building and improvements                   4,116      4,361
      Equipment, furniture and lease-
          hold improvements                     178,621    213,982
      Equipment, furniture and lease-
          hold improvements under
          capital leases                          9,738     10,621
                                               --------   --------

                                                193,175    229,664
      Less accumulated depreciation
          and amortization                      (84,442)  (101,368)
      Less amortization of equipment,
          furniture and leasehold
          improvements under capital leases        (391)    (1,475)
                                               --------   --------
                                               $108,342  $ 126,821
                                               --------   --------
                                               --------   --------


                                  Continued

                             REGIS CORPORATION

                                 -----------

 2. OTHER FINANCIAL STATEMENT DATA, continued:

    Goodwill                                   $ 84,369   $108,955
    Less accumulated amortization               (11,666)   (15,603)
                                               --------   --------
                                               $ 72,703   $ 93,352
                                               --------   --------
                                               --------   --------
    Accrued expenses:
      Payroll and payroll
          related costs                        $ 16,859   $ 20,695
      Taxes                                       3,947      5,670
      Insurance                                   2,474      2,730
      Restructuring                                          6,493
      Other                                       9,256     11,673
                                               --------   --------
                                               $ 32,536   $ 47,261
                                               --------   --------
                                               --------   --------

    Negative book cash balances of $3,308,000 and $5,265,000, at June 30, 1995 and 1996, respectively, are included in accounts payable and represent checks outstanding in excess of cash balances maintained at the respective banks.

    The following provides supplemental disclosures of cash flow activity for the years ended June 30, 1994, 1995 and 1996:

                                        (Dollars in thousands)
                                    ----------------------------
                                      1994        1995      1996
                                      ----        ----      ----
    Cash paid during the year for:
      Interest                       $8,216     $ 8,020   $ 9,052
      Income taxes                    8,256      11,714    15,227

    Noncash investing and financing activities included the following:

    Year ended June 30, 1994:

    - In connection with the acquisition of Trade Secret, the Company entered into a note agreement whereby $3,947,000 of the purchase price will be paid over a seven-year period (Note 3).

    - In connection with resolution of the MEI Salons litigation, the Company issued 500,000 shares, on a pre-split basis, of its common stock valued at $7,625,000 (Note 4).

    - In connection with 1994 acquisitions, the Company issued 270,055 shares, on a pre-split basis, of its common stock valued at $6,693,000.

                                  Continued

                             REGIS CORPORATION

                                 -----------


 2. OTHER FINANCIAL STATEMENT DATA, continued:

    Year ended June 30, 1995:

    - In connection with 1995 acquisitions, the Company issued 184,442 shares, on a pre-split basis, of its common stock valued at $2,895,000 (Note 3).

    - Capital lease obligations of $7,725,000 were entered into during the year under a sale leaseback transaction. No gain or loss was realized on the transaction.

    - In connection with various acquisitions, the Company entered into various related seller financing notes payable (Note 3).

    Year ended June 30, 1996:

    - In connection with the conversion of the Company's $2,812,500 of convertible debt, 375,000 shares, on a pre-split basis, of common stock were issued (Note 5).

    - In connection with various acquisitions, the Company entered into various related seller financing notes payable (Note 3).

 3. MERGERS AND ACQUISITIONS:

    SUPERCUTS, INC. MERGER:

    Effective October 25, 1996, the Company received shareholder approval for the merger agreement with Supercuts in a stock-for-stock merger transaction. SUPERCUTS was the national operator of approximately 420 company-owned, and franchisor of approximately 750 affordable hair care salons at the acquisition date. Each Supercuts shareholder received 0.40 shares of the Company's common stock in exchange for each Supercuts common share, or approximately 4,550,000 shares of the Company's common stock on a fully diluted basis. The transaction has been accounted for as a pooling-of-interests.

    As a result of the merger, the Company recorded a merger and transaction charge of $14,322,000, on a pre-tax basis, during the quarter ended December 31, 1996. This charge included $7,717,000 for professional fees including investment banking, legal, accounting and miscellaneous transaction costs, $3,465,000 for severance, and a non-cash charge of $3,140,000 for the write-off of duplicative operating assets, principally associated with the closure of the Supercuts headquarters.

                                  Continued

                             REGIS CORPORATION

                                 -----------


 3. MERGERS AND ACQUISITIONS, continued:

    The severance accrual of $3,465,000 covers the termination of approximately 105 Supercuts employees who had duplicate positions in corporate office functions. These corporate overhead departments included finance and accounting, human resources, legal, management information systems, purchasing, real estate and marketing.

    Since the Supercuts transaction has been accounted for as a pooling-of-interests, prior period financial statements have been restated to reflect this merger as if the merged companies had always been combined. To effect the restatement, significant accounting adjustments were necessary to conform the accounting practices of Supercuts to those of Regis. The conforming accounting adjustments included adjustments to previously reported Supercuts revenues resulting in added revenues of $6,366,000, $8,813,000 and $13,008,000, respectively, for conformed years ended June 30, 1994, 1995, and 1996, and adjustment to previously reported Supercuts net income (loss) resulting in reduction of previously reported net income or increase in previously reported net loss of $(6,889,000), $(8,798,000) and $(3,300,000), respectively, net of corresponding tax benefit of $4,222,000, $5,393,000, and $2,197,000, respectively, for conformed years ended June 30, 1994, 1995 and 1996. These conforming adjustments principally relate to consolidation of previously unconsolidated investor/franchisee stores, change in goodwill amortization periods and reversal of the capitalization of certain development costs.

    Prior to the merger, Supercuts' fiscal year for financial reporting purposes ended on December 31. No material adjustment to retained earnings was necessary to conform with Regis' year end.

    Revenues and net income (loss) for the combining entities for the three years ended June 30, 1996 were as follows (dollars in thousands):

                                             Supercuts,
    Fiscal year ended June 30      Regis    as conformed   Combined
    -------------------------     --------  ------------   --------
    1996
    ----
    Revenues                      499,442     117,865      617,307
    Net income (loss)              19,124      (9,673)       9,451

    1995
    ----
    Revenues                      422,188     102,065      524,253
    Net income (loss)              14,651      (3,061)      11,590

    1994
    ----
    Revenues                      376,971      76,590      453,561
    Net income (loss)               4,053        (170)       3,883


                                  Continued

                             REGIS CORPORATION

                                 -----------

3.  Mergers and Acquisitions, continued:

    OTHER ACQUISITIONS:

    NATIONAL HAIR CARE CENTERS:

    Effective June 1, 1996, the Company acquired 154 salons from National Hair Care Centers, LLC. The salons are located within Wal-Mart stores and supercenters throughout the United States and perform hairstyling services and offer hair care products. Of the $12,257,000 purchase price, $10,364,000 was paid in cash at closing and the balance was settled by the Company's issuance of a note for $1,797,000 and a $96,000 noncompete agreement. The cost in excess of net tangible and identifiable intangible assets acquired was approximately $6,900,000 and is being amortized on a straight-line basis over 17 years.

    U.K. ACQUISITIONS:

    In September 1995, the Company acquired the outstanding shares of common stock of Essanelle Limited and S&L DuLac, Inc. which operate 87 hairstyling salons in major department stores throughout the U.K. (79 salons) and Switzerland (8 salons). The $6,300,000 aggregate purchase price was paid in cash at closing. The cost in excess of net tangible and identifiable intangible assets acquired was approximately $6,600,000 and is being amortized on a straight-line basis over 15 years.

    In January 1996, the Company acquired 91 salons from Steiner Salons Limited and Steiner Hairdressing Limited operating throughout the U.K. The $2,824,000 aggregate purchase price was paid in cash at closing. The cost in excess of net tangible and identifiable intangible assets acquired is approximately $2,600,000 and is being amortized on a straight-line basis over 15 years.

    TRADE SECRET:

    Effective December 1, 1993, the Company acquired 24 company-owned Trade Secret retail product salons and the franchisor's rights for 64 franchised Trade Secret salons. Trade Secret salons, which are located in enclosed mall shopping centers throughout the United States, offer hair care and beauty products and perform hairstyling services. Of the $11,983,000 aggregate purchase price, $8,036,000 was paid in cash at closing and the balance was settled by the Company's issuance of a note for $3,947,000. The cost in excess of net tangible and identifiable intangible assets acquired was approximately $11,500,000 and is being amortized on a straight-line basis over 40 years.

                                  Continued

                             REGIS CORPORATION

                                 -----------


3.  MERGERS AND ACQUISITIONS, continued:

    OTHER:

    During 1995 and 1996, the Company made numerous additional acquisitions. The cost in excess of net tangible and identifiable intangible assets acquired was approximately $6,700,000 and $7,900,000 in 1995 and 1996, respectively, and is being amortized on a straight-line basis over periods of up to 17 years. Of the aggregate purchase price of approximately $9,800,000 associated with these acquisitions in 1995, approximately $3,600,000 was paid in cash at closing; approximately $3,300,000 is payable during the next 5 years; and 184,442 shares, on a pre-split basis, of common stock were issued by the Company. Of the aggregate purchase price of approximately $11,600,000 associated with these acquisitions in 1996, approximately $9,200,000 was paid in cash at closing and approximately $2,400,000 is payable during the next 3 years.

    The following represents the unaudited pro forma results of operations of the Company (restated for the inclusion of Supercuts results) as if the previously described 1996 acquisitions and related common stock activity had occurred at the beginning of fiscal 1996, as well as at the beginning of the immediately preceding fiscal year:

                                       (Unaudited,
                                  dollars in thousands,
                                except per share amounts)
                                -------------------------
                                       1995      1996
                                       ----      ----
    Revenues                         $617,011  $669,810

    Income before income taxes         21,019    16,969

    Net income                         12,538     9,217

    Net income per share             $    .55  $    .40


    These pro forma results may not be indicative of results that actually would have occurred had the acquisitions taken place at the beginning of the periods presented or of results which may occur in the future.

    The aforementioned acquisitions, except Supercuts, have been recorded using the purchase method of accounting. Accordingly, the purchase prices have been allocated to assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition.

                                  Continued

                             REGIS CORPORATION

                                 -----------


 4. RESOLUTION OF LITIGATION:

    During fiscal 1994, the Company resolved its litigation with a former joint venture partner, MEI Diversified Inc. (MEI), resulting in both parties terminating all claims against each other and causing the Company to record a $10,000,000 pretax charge. The primary components of the $10,000,000 charge are $7,625,000 for the estimated value of the incremental shares required to be issued to the bankruptcy creditors of MEI and $2,850,000 for the valuation allowance associated with the GEMM receivable as described below. As part of the resolution, the Company issued 500,000 shares, on a pre-split basis, of its common stock to the bankruptcy creditors of MEI and guaranteed that the value of the stock issued would reach $8,750,000, or $17.50 per share, within 12 months. The guarantee required the Company to issue up to an additional 200,000 shares, on a pre-split basis, of its common stock to satisfy any deficiency in value.

    In fiscal 1994, as part of the litigation resolution, the Company advanced $5,850,000 to GEMM, Inc. (Premier Salons) to finance that company's acquisition of salons from the bankruptcy creditors of MEI. In return, the Company received 1,000,000 shares of $6 par value per share preferred stock of Premier Salons and a note receivable of $5,850,000, bearing interest at an annual rate of prime plus 1/2 percent. Of the note receivable balance, $850,000 was paid in March 1994 and the remaining balance of $5,000,000 is due in 60 monthly installments, commencing in January 1995. The note is partially collateralized by a department store license agreement and underlying operating assets.

    During fiscal 1995, the Company received a $2,500,000 cash settlement associated with its directors and officers insurance claim. Certain other negative events also occurred in fiscal 1995 with respect to the Company's investment in and advances to Premier Salons which caused the Company to re-evaluate and write off the net carrying value ($2,305,000) of all remaining net assets associated with the fiscal 1994 MEI litigation settlement. In addition, during fiscal 1995, the Company issued 93,220 shares, on a pre-split basis, of its common stock to the bankruptcy creditors of MEI as final resolution of the stock guarantee. This was fewer shares than the Company originally estimated when the transaction was recorded the previous year which resulted in a $500,000 pretax gain. As a result of these transactions, the Company recorded a $695,000 pretax gain during the first and second quarters of the year ended June 30, 1995 and adjusted the amounts previously recorded by decreasing shareholders' equity by $500,000.

                                  Continued

                             REGIS CORPORATION

                                 -----------

4.  RESOLUTION OF LITIGATION, continued:

    During fiscal 1996 and the third and fourth quarters of fiscal 1995, the Company received $700,000 and $500,000, respectively, of principal payments from Premier Salons under the note agreement. The Company had previously written off the related receivable, and accordingly, has recorded these recoveries as nonrecurring gains. There is no assurance that such recoveries will continue.

5.  FINANCING ARRANGEMENTS:

    The Company's long-term debt consists of the following at June 30, 1995 and 1996:

                                             (Dollars in thousands)
                                            -----------------------
                                               1995         1996
                                               ----         ----
    Senior term notes                       $ 34,000     $ 39,000
    Revolving credit facilities               26,700       30,300
    Equipment and leasehold notes payable      7,464       11,112
    Other notes payable, principally
        subordinated notes                    13,562        9,654
    U.K. term notes                                         9,265
    Investor loan notes                        3,366        3,050
                                            --------     --------
                                              85,092      102,381

    Less current portion                     (13,498)     (19,168)
                                            --------     --------

    Long-term portion                       $ 71,594     $ 83,213
                                            --------     --------
                                            --------     --------

    At June 30, 1996, the senior term notes consist of 3 note agreements: a $24,000,000 note, bearing interest at a fixed rate of 11.52 percent which is subject to annual mandatory repayments of principal until final maturity in June 1998; a $10,000,000 note, bearing interest at a fixed 6.94 percent which is due in July 2005; and a $5,000,000 note, bearing interest at a fixed 7.99 percent which is due in June 2003.

                                  Continued

                             REGIS CORPORATION

                                 -----------


5.  FINANCING ARRANGEMENTS, continued:

    At June 30, 1996, the Company's revolving credit facilities included $21,200,000 outstanding under the Supercuts facility, and $9,100,000 under the Regis facility. The weighted average interest rate on the Supercuts facility was 8.3 percent at June 30, 1996. The Supercuts facility was refinanced under terms and conditions consistent with those of the Company's existing senior term notes in October 1996, with $22,000,000 of additional senior term notes with mandatory repayments of $10,000,000 and $12,000,000 in fiscal years 2005 and 2007, respectively. Also, subsequent to June 30, 1996, the Company borrowed an additional $23,000,000, under long-term senior term notes with mandatory repayment over fiscal years 1999 through 2007 to fund merger related costs and to pay down the Regis revolving credit facility. Although utilized to pay down borrowings under the revolving credit facility, $5,000,000 of the borrowings is intended to make funds available to support franchisee expansion, and $8,000,000 is intended to refinance a portion of the principal payment on the 11.52 percent senior term notes due in June 1997. These additional term note borrowings bear interest at fixed rates ranging from 7.16 to 8.18 percent.

    The Company renewed its revolving credit facility in June 1996. Under terms of this renewal, the revolving credit facility allows for borrowings, based on continuing compliance with the terms and conditions of the credit facility, of up to $20,000,000, bears interest at the prime rate, and matures in October 1998. The prime rate at June 30, 1996 was 8.25 percent. The facility also allows for borrowings bearing interest at an adjusted LIBOR rate plus a LIBOR margin up to 1.50 percent. The revolving credit facility requires a quarterly commitment fee at the rate of 1/4 percent per year on the unused portion of the facility.

    The senior term notes and the revolving credit facility agreements contain covenants, including limitations on incurrence of debt, granting of liens, investments, merger or consolidation, and transactions with affiliates. In addition, the Company must maintain specified interest coverage and debt-to-equity ratios.

    The equipment notes payable are primarily comprised of capital lease obligations totaling $6,346,000 and $7,464,000 at June 30, 1996, and 1995,
    respectively. These capital lease obligations bear an average interest rate of approximately 12 percent and are payable in monthly installments over average terms of approximately 5 years. These balances exclude future interest payable of $1,574,000 and $2,331,000 at June 30, 1996 and 1995,
    respectively.

                                  Continued

                             REGIS CORPORATION

                                 -----------

5.  FINANCING ARRANGEMENTS, continued:

    The Company's subordinated debt consists primarily of subordinated promissory notes associated with various acquisitions, which bear interest in the range of 5.84 to 12 percent per year and require monthly payments over terms ranging from 2 to 7 years. At June 30, 1996, included in the total subordinated debt is $1,776,000 payable to a minority interest shareholder in a majority owned subsidiary of the Company.

    In connection with the U.K. acquisitions (Note 3), the Company's U.K. subsidiary has various term notes, denominated in pounds sterling, primarily with U.K. banks (U.K. notes) bearing interest at rates varying from 4 percent to the LIBOR rate plus 2.5 percent and are subject to annual mandatory principal repayments until final maturity in July 2000. The LIBOR rate at June 30, 1996 was 5.875 percent.

    The U.K. notes contain covenants applicable to the U.K. subsidiary, including limitations on incurring debt, investments, merger or consolidation and transactions with affiliates. In addition, the U.K. subsidiary must maintain certain interest coverage and debt-to-equity ratios.

    The investor loan notes bear interest at an annual rate of 25%. These notes and accrued interest were paid in December 1996.

    The fair value of the senior term and subordinated notes based upon a discounted cash flow analysis using the Company's current incremental borrowing rate approximates their carrying values at June 30, 1996.

    Aggregate maturities of long-term debt at June 30, 1996, are as follows:

                 Fiscal Year              (Dollars in thousands)
                    1997                           $19,168
                    1998                            20,451
                    1999                            15,726
                    2000                             6,349
                    2001                             2,352
                 Thereafter                         38,335
                                                   -------
                                                  $102,381
                                                   -------
                                                   -------

                                  Continued

                             REGIS CORPORATION

                                 -----------

 6. COMMITMENTS:

    OPERATING LEASES:

    The Company is committed under long-term operating leases for the rental of most of its salon locations. The terms of the leases range from 1 to 20 years, with many leases renewable for an additional 5- to 10-year term at the option of the Company, and certain leases include escalation provisions. The Company is generally required to pay additional rent based on a percentage of sales and, in most cases, real estate taxes and other expenses. Rent expense for the Company's international department store salons is based primarily on a percentage of sales.

    Total rent expense includes the following:

                                        (Dollars in thousands)
                                    ------------------------------
                                       1994      1995       1996
                                       ----      ----       ----
    Minimum rent                     $34,575   $41,719    $49,667
    Percentage rent based on sales     9,377     9,634     16,078
    Real estate taxes and other
        expenses                      11,193    13,086     15,889
                                      ------    ------     ------

                                     $55,145   $64,439    $81,634
                                      ------    ------     ------
                                      ------    ------     ------

    FUTURE MINIMUM LEASE PAYMENTS:

    As of June 30, 1996, future minimum lease payments (excluding percentage rents based on sales) due under existing noncancellable operating leases with remaining terms of greater than 1 year are as follows:

    Fiscal Year                                  (Dollars in thousands)

       1997                                            $ 57,021
       1998                                              52,485
       1999                                              44,612
       2000                                              35,088
       2001                                              25,826
    Thereafter                                           87,386
                                                        -------
    Total minimum lease payments                       $302,418
                                                        -------

                                  Continued

                             REGIS CORPORATION

                                 -----------

6.  COMMITMENTS, continued:

    SALON DEVELOPMENT PROGRAM:

    As a part of its salon development program, the Company continues to negotiate and enter into leases and commitments for the acquisition of equipment and leasehold improvements related to future salon locations.

 7. INCOME TAXES:

    The provision for income taxes consists of:

                               (Dollars in thousands)
                          -------------------------------
                             1994       1995       1996
                             ----       ----       ----
    Current:
      Federal              $ 9,376    $11,085    $ 9,142
      State                  1,875      2,217      1,828
      International            348          6         15

    Deferred:
      United States         (8,348)    (5,040)    (2,596)
      International           (300)         -       (463)
                           -------    -------    -------

                           $ 2,951    $ 8,268    $ 7,926
                           -------    -------    -------
                           -------    -------    -------

                                  Continued

                             REGIS CORPORATION

                                 -----------


7.  INCOME TAXES, continued:

    The components of the net deferred tax asset and liability are as follows:

                                       (Dollars in thousands)
                                       ----------------------
                                           1995     1996
                                           ----     ----
    Net current deferred tax asset:
      Nonrecurring items                $   552   $   362
      Insurance                             721       632
      Compensation                          724     1,051
      Vacation                              340       462
      Restructuring                          -      4,180
      Other, net                            610        -
                                        -------   -------

                                        $ 2,947   $ 6,687
                                        -------   -------
                                        -------   -------

    Net noncurrent deferred tax asset
    (liability):
      Depreciation and amortization     $(1,715)  $(3,286)
      Deferred rent                       1,263     1,816
      Nonrecurring items                  2,126     1,359
      Compensation                          725       851
      Excess of tax over book basis
      of certain assets associated with
      store development program           8,016     8,068
      Other, net                           (318)      476
                                        -------   -------

                                        $10,097   $ 9,284
                                        -------   -------
                                        -------   -------

    Management believes no valuation allowance for the net deferred tax asset is required due to its recoverability through reduction of future taxable income.

                                  Continued

                             REGIS CORPORATION

                                 -----------


7.  INCOME TAXES, continued:

    A reconciliation of the provision for income taxes and the amount computed by applying the federal statutory income tax rate to income before income taxes is as follows:

                                              (Dollars in thousands)
                                           ----------------------------
                                            1994         1995      1996
                                            ----         ----      ----
    Income before income taxes:
      United States                        $7,070      $19,887   $16,709
      International                          (236)         (29)      668
                                           ------      -------   -------

                                           $6,834      $19,858   $17,377
                                           ------      -------   -------
                                           ------      -------   -------

    Computed income tax expense at
        federal statutory rate             $2,324      $ 6,950   $ 6,082

    Increase (decrease) in income taxes
        resulting from:
      State income taxes, net of federal
          income tax benefit                  565          971       953
      Net effect of targeted jobs tax
          credit                             (459)        (486)
      Other, principally nondeductible
          acquisition costs                   521          833       891
                                           ------      -------   -------

              Income tax expense           $2,951      $ 8,268   $ 7,926
                                           ------      -------   -------
                                           ------      -------   -------

    In September 1996, Supercuts completed an Internal Revenue Service examination. As part of its September 30, 1996 income tax provision, the Company recorded a $1,500,000 change in estimate associated with income tax matters related to years prior to 1996.

                                  Continued

                             REGIS CORPORATION

                                 -----------


8.  RESTRUCTURING:

    During the three months ended December 31, 1995, a majority of the Board of Directors of Supercuts concluded that it was appropriate to modify Supercuts' strategic growth plans and to replace its Chairman of the Board and Chief Executive Officer (Lipson). It was decided that future expansion efforts would focus primarily on expanding with existing franchisees in existing franchise markets. Additionally, because of the significant operating losses and negative cash flow from certain salons, it was decided that salons in certain markets would be closed or sold to franchisees or other third parties. The anticipated date of completion of the restructuring is December 1997. Until closures and dispositions are completed, the results of operations of these salons will continue to be included in the Company's results.

    The restructuring charge described above was approximately $11,965,000 (as adjusted from the $18,925,000 originally reported due to conforming accounting adjustments - Note 3). Approximately $7,000,000 of this charge relates to store closings or dispositions. The balance relates principally to the Lipson litigation (Note 11). This charge was recorded in the quarter ended December 31, 1995.

    In order to revise estimates included in the December 1995 restructuring charge for legal and professional fees, an additional $858,000 was charged against earnings in the quarter ended June 30, 1996. This additional charge resulted in aggregate restructuring charges of $12,383,000 for the year ended June 30, 1996. Of the $12,383,000 charge, $4,384,000 was related to non-cash activity (i.e. primarily the write-off of assets that were purchased before the merger and do not require a cash outlay for disposal).

    As of June 30, 1996, $6,493,000 of the Company's 1996 restructuring charges are included in accrued expenses in the balance sheet and are primarily associated with litigation matters, as described in Note 11, and salon closures and dispositions.

    In the quarter ended December 31, 1996, an additional $2,909,000 was charged against earnings to revise restructuring charge estimates made in fiscal 1996 and $1,500,000 was charged against earnings associated with identified Regis salon closures. The changes in the estimated June 30, 1996 restructuring charges represent changes in accounting estimates associated with litigation matters, legal and professional fees and lease obligations. Of the $4,409,000 charge recorded in the quarter ended December 31, 1996, $330,000 was related to non-cash activity.

    The Supercuts and Regis salons identified for closure or disposition, related to the December 1995 and 1996 restructuring charges described above, contributed approximately $7,000,000 of annual revenues with associated after-tax annualized operating losses of approximately $1,000,000.


                                  Continued

                             REGIS CORPORATION

                                 -----------


9.  EMPLOYEE BENEFIT PLANS:

    EMPLOYEE STOCK OWNERSHIP PLAN:

    The Company has a qualified employee stock ownership plan (ESOP) covering substantially all field supervisors, warehouse and corporate office employees. Contributions to the ESOP are at the discretion of the Company.

    PROFIT SHARING PLAN:

    The Company has a qualified profit sharing plan (PSP) covering the same employees as its ESOP. Contributions to the PSP are at the discretion of the Company.

    EXECUTIVE STOCK AWARD PLAN:

    The Company has a nonqualified executive stock award plan (ESAP) covering those employees not eligible to participate under the qualified ESOP and PSP. Contributions to the ESAP are at the discretion of the Company.

    STOCK PURCHASE PLAN:

    The Company has an employee stock purchase plan (SPP) available to substantially all employees. Under terms of the plan, eligible employees may purchase the Company's common stock through payroll deductions. The Company contributes an amount equal to 15 percent of the purchase price of the stock to be purchased, not to exceed 1,200,000 in the aggregate.

    401(k) BENEFIT PLAN:

    The Company has a 401(k) defined contribution plan. All Supercuts employees with more than one year of service are eligible to participate in this plan and may elect to make contributions between 1% and 15% of their gross pay. The Company will match 50% on the first 1% to 5% of the employee's contribution. As a result of the merger with Regis Corporation, the 401(k) defined contribution plan was terminated on October 23, 1996.

                                  Continued

                             REGIS CORPORATION

                                 -----------

9.  EMPLOYEE BENEFIT PLANS, continued:

    Company contributions to the aforementioned plans, which are charged to earnings in the period contributed, included the following:

                              (Dollars in thousands)
                            -------------------------
                            1994      1995       1996
                            ----      ----       ----
              ESOP          $344      $428       $616
              PSP                      119
              ESAP           131       197        231
              SPP            110       132        172
              401(k)                   173        212


         EMPLOYEE STOCK OPTION PLAN:

         The Company's Stock Option Plan (the Plan), as amended, provides for granting both incentive stock options and nonqualified stock options. A total of 1,650,000 shares of common stock may be granted under, the Plan to employees of the Company for a term not to exceed 10 years from the date of grant. The Plan contains restrictions on transferability, time of exercise, exercise price and on disposition of any shares acquired through exercise of the options. Incentive stock options are granted at not less than fair market value on the date of grant. The Board of Directors determines the Plan participants and establishes the terms and conditions of each option.

                                  Continued

                             REGIS CORPORATION

                                 -----------

9.  EMPLOYEE BENEFIT PLANS, continued:

    Stock options and shares reserved for grant are as follows:

                                                 Options Outstanding
                                  Shares       ------------------------
                                 Reserved                     Price
                                 for Grant     Shares       Per Share
                                 ---------    -------     -------------
    Balance, June 30, 1993        677,896     484,021     $4.00 - 35.63
    Additional shares reserved    600,000
    Granted                      (856,900)    856,900      7.50 - 34.53
    Cancelled                      92,365     (92,365)     4.00 - 35.63
    Exercised                                 (38,524)     4.00 - 27.63
                                 --------   ---------     -------------

    Balance, June 30, 1994        513,361   1,210,032      4.00 - 34.53
    Additional shares reserved    450,000
    Granted                      (170,100)    170,100     12.37 - 20.70
    Cancelled                      63,233     (63,233)     4.00 - 34.53
    Exercised                                 (20,082)     4.00 - 27.35
                                 --------   ---------     -------------

    Balance, June 30, 1995        856,494   1,296,817      4.00 - 34.53
    Granted                      (450,400)    450,400     11.95 - 19.40
    Cancelled                      79,262     (79,262)     4.00 - 34.53
    Exercised                                (108,525)     4.00 - 15.58
                                 --------   ---------     -------------
    Balance, June 30, 1996        485,356   1,559,430     $4.00 - 34.38
                                 --------   ---------     -------------
                                 --------   ---------     -------------
    Options exercisable at
        June 30, 1996                         596,737     $4.00 - 34.38

                                  Continued

                             REGIS CORPORATION

                                 -----------

9.  EMPLOYEE BENEFIT PLANS, continued:

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, a new standard of accounting and reporting for stock-based compensation plans. The Company is not required to adopt the new standard until fiscal 1997. The Company will continue to measure compensation cost, if any, for its stock option plans using the intrinsic value based method of accounting it has historically used. Therefore, the new standard will have no effect on the Company's operating results. The Company's financial statement disclosures will be expanded in fiscal 1997, as required, to include pro forma disclosures as if the fair value based method of accounting had been followed.

    BOARD OF DIRECTORS STOCK OPTION PLAN:

    The Company also has a stock option plan for its outside directors.
    Options to purchase 80,000 shares of common stock at prices ranging from $4.00 to $34.38 per share have been granted through 1996. All options vest over a 4-year period. At June 30, 1996, there were 40,625 options exercisable at prices ranging from $4.00 to $34.38 per share. During fiscal 1996, 5,625 options were exercised.

    OTHER:

    The Company has established several unfunded deferred compensation plans which cover certain management and executive personnel. The amounts charged to earnings for these plans were $106,000 in 1994, $128,000 in 1995 and $379,000 in 1996.

    The Company has a survivor benefit plan for the Chairman of the Board's spouse, payable upon his death, at a rate of $300,000 annually, adjusted for inflation. The Company has the ability and intent to fund future payments through certain life insurance policies on the Chairman of the Board.

                                  Continued

                             REGIS CORPORATION

                                 -----------

10. GEOGRAPHIC BUSINESS OPERATIONS:

    The Company owns and operates hairstyling and hair care salons throughout the United States and in several other countries, principally the U.K. A summary of the Company's operations by geographic area is presented below. All intercompany revenues and expenses have been eliminated.

                                  (Dollars in thousands)
                               ---------------------------
                               1994        1995       1996
                               ----        ----       ----
         Revenues:
           United States     $408,700    $472,316    $531,599
           International       44,861      51,937      85,708
                             --------    --------    --------

                             $453,561    $524,253    $617,307
                             --------    --------    --------
                             --------    --------    --------
         Operating income:
           United States     $ 25,148    $ 25,543    $ 23,552
           International          564       1,101       2,615
                             --------    --------    --------

                             $ 25,712    $ 26,644    $ 26,167
                             --------    --------    --------
                             --------    --------    --------
         Total assets:
           United States     $219,492    $238,083    $275,954
           International        7,452       6,753      28,000
                             --------    --------    --------

                             $226,944    $244,836    $303,954
                             --------    --------    --------
                             --------    --------    --------


11. CONTINGENCIES:

    On March 13, 1996, Mr. David E. Lipson and DEL Holding Corporation ("DEL"), a Nevada corporation, which Supercuts believes is wholly owned by Mr. Lipson, brought legal action against Supercuts, a wholly owned subsidiary of the Company, and certain Supercuts directors and officers. The initial lawsuit, prior to subsequent amendments, sought payment of $3,000,000, allegedly due to DEL pursuant to a Consulting Agreement dated as of August 22, 1995, between Supercuts and DEL. The initial lawsuit also sought unspecified damages allegedly sustained by Mr. Lipson as a result of a delay in his ability to sell 1,508,220 shares of Supercuts' common stock, which were sold by him between February 20 and February 28, 1996, because of Supercuts' refusal to remove restrictive legends from certificates representing such stock. According to his lawsuit, Mr. Lipson sold the number of shares noted for an aggregate of $7,800,000 or a reported average price of $5.20 per share. Supercuts' common stock price range for the month of February 1996, was a high of 7-3/8, a low of 5-1/8 and a close of 5-1/8. All matters that were heard in the United States District Court for the Northern District of Illinois, Eastern Division, Case No. 96C-0822, are currently on appeal in the United States Court of Appeals for the Seventh Circuit.

                                  Continued

                             REGIS CORPORATION

                                 -----------


11. CONTINGENCIES, continued:

    In August 1996, Mr. Lipson also brought legal action against Supercuts in the Circuit Court of Cook County, Illinois alleging that Supercuts has defamed him. Mr. Lipson requests a judgment "in excess of $200,000,000." The court has set a hearing date of June 18, 1997 with respect to this matter. Mr. Lipson has also filed suit against Supercuts in the Court of Chancery of the State of Delaware seeking advancement of expenses incurred by him in certain litigation and other proceedings. On December 10, 1996, the Delaware Court ruled that Mr. Lipson is entitled to an advancement of certain expenses incurred by him, but did not establish the amount of the advancement.

    While additional future charges, if any, related to this litigation could have a material adverse impact on the Company's net income in the quarterly period in which they would be recorded, management of the Company believes, based on the advice of counsel, that such additional charges, if any, will not have a material adverse effect on the consolidated financial position or annual results of operations of the Company.

12. SHAREHOLDERS' EQUITY:

    In addition to the shareholder equity activity described in
    Note 9, the following activity has taken place:

    STOCK SPLIT:

    In May 1996, the Company's Board of Directors authorized a three-for-two stock split in the form of a 50 percent stock dividend distributed on June 4, 1996 to shareholders of record on May 20, 1996. All per share and number of share data have been retroactively restated to reflect the stock split, except for the Consolidated Statements of Changes in Shareholders' Equity.

    INCREASE IN AUTHORIZED SHARES:

    On November 12, 1996, at the annual meeting of the shareholders of the Company, the shareholders approved an increase in the authorized shares of common stock of the Company from 25,000,000 to 50,000,000.

    SHAREHOLDERS' RIGHTS PLAN:

    In December 1996, the Board of Directors adopted a shareholders' rights plan and declared a dividend of one preferred share purchase right on each outstanding share of common stock.

                                  Continued

                             REGIS CORPORATION

                                 -----------


12. SHAREHOLDERS' EQUITY, continued:

    The rights become exercisable only following the acquisition by a person or group, without the prior consent of the Board of Directors, of 20 percent or more of the Company's voting stock, or following the announcement of a tender offer or exchange offer to acquire any interest of 20 percent or more. If the rights become exercisable, they entitle all holders, except the take-over bidder, to purchase stock in the Company at a bargain price.

13. RELATED PARTY TRANSACTION:

    In addition to related party activity described in Notes 1, 9, and 11, Supercuts entered into an agreement with DEL pursuant to which DEL was compensated for Mr. Lipson's past services as Chairman of the Supercuts Board of Directors and Chief Executive Officer. Under this agreement, Supercuts paid DEL amounts of approximately $225,000, $450,000 and $400,000 in 1996, 1995 and 1994, respectively. Under this agreement, upon Mr. Lipson's separation from Supercuts, DEL would receive semi-annual payments of $150,000 over a ten year period, and would accelerate in the event of a change in control, as defined. Supercuts is currently disputing various terms of the DEL agreement, including Mr. Lipson's contention that $3 million was due under this agreement on his termination, January 4, 1996.

                                  Continued

                             REGIS CORPORATION

                                 -----------


14. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                  (Dollars in thousands, except per share amounts)
                                               Quarter Ended
                                 -------------------------------------
                                   Septem-      Decem-                         Year
                                    ber 30      ber 31  March 31   June 30    Ended
                                   --------    -------- --------   -------    ------
    1996
    ----
    Revenues                      $140,575    $155,316  $155,465  $165,951  $617,307
    Operating income                 9,053      (3,240)    8,966    11,388    26,167
    Net income                       4,018      (3,815)    3,952     5,296     9,451
    Primary net income
        per share (a)                  .18        (.17)      .17       .23       .42(c)
    Fully diluted net income
      per share (a)                    .18        (.17)      .17       .23       .42(c)
    Dividends declared
      per share (d)                   .017        .017      .017       .02       .07

    1995
    ----

    Revenues                      $125,858    $132,766  $128,403  $137,226  $524,253
    Operating income                 5,929       7,019     6,189     7,507    26,644
    Net income                       2,244       3,143     2,823     3,380    11,590
    Primary net income
        per share (b)                  .11         .15       .13       .16       .54(c)
    Fully diluted net income
      per share (b)                    .10         .14       .13       .15       .53(c)


(a) For the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996 and the full year 1996, exclusive of nonrecurring gains, primary net income per share would have been $.18, $.16, $.17, $.25 and $.76, respectively. Exclusive of nonrecurring gains, fully diluted net income per share for the aforementioned periods would have been $.18, $.16, $.17, $.25 and $.75, respectively.

(b) For the quarters ended September 30, 1994, December 31, 1994, March 31, 1995 and June 30, 1995 and the full year 1995, exclusive of nonrecurring gains, primary net income per share would have been $.10, $.13, $.12, $.15 and $.51, respectively. Exclusive of nonrecurring gains, fully diluted net income per share for the aforementioned periods would have been $.10, $.13, $.12, $.15 and $.50, respectively.

(c) The summation of quarterly net income per share does not equate to the calculation for the full fiscal year, as quarterly calculations are performed on a discrete basis.

(d) Dividends declared per share on the outstanding Regis shares.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                                       SUMMARY

    Regis Corporation, based in Minneapolis, is the largest owner, operator and franchisor of mall-based hair and retail product salons in the world. The Regis worldwide operations include 3,131 hairstyling salons at June 30, 1996 operating in six divisions: Regis Hairstylists, Supercuts, MasterCuts, Trade Secret, Wal-Mart and International. Worldwide operations include 661 franchised Supercuts salons and 72 other franchised salons operating primarily in the Trade Secret division. The Company has more than 25,000 employees worldwide.

    During fiscal 1996, the Company's consolidated revenues increased 17.7 percent to a record $617,307,000. Operating income grew 46.3 percent to $38,990,000 before the provision for restructuring activities of $12,823,000 related to Supercuts. Exclusive of nonrecurring gains and the restructuring charge, fiscal 1996 earnings were $.75 per share, an increase of 50 percent, compared to $.50 per share in the prior year.

    Effective October 25, 1996, the Company received shareholder approval for the merger agreement with Supercuts, Inc. (Supercuts) in a stock-for-stock merger transaction. Supercuts is a national operator of approximately 450 company owned/managed and franchisor of over 700 affordable hair care salons. Each Supercuts shareholder received 0.40 shares of the Company's common stock in exchange for each Supercuts, Inc. common share, or approximately 4,550,000 shares of the Company's common stock on a fully diluted basis.

    Financial data for all periods presented reflect the retroactive effects of the October 1996 merger with Supercuts which has been accounted for as a pooling-of-interests. The financial statements have been prepared by combining the current and historical financial statements of Regis Corporation with those of Supercuts for each of the periods presented.

                          RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain information derived from the Company's Consolidated Statement of Operations expressed as a percentage of revenues. All percentages were computed as a percentage of company-owned salon revenues. For purposes of this analysis, franchise revenues have been netted against the related franchise expenses and included in the cost category "Other, including franchise revenues and expenses". Franchise revenues are not material to the Company, as they represent less than 5 percent of total revenues.



                                                        FOR THE YEARS ENDED JUNE 30,
                                                        ----------------------------
                                                        1994         1995       1996
                                                        ----         ----       ----
Revenues                                               100.0%       100.0%     100.0%

Operating expenses:
   Cost of sales                                        58.4         58.1       57.6
   Rent                                                 12.8         12.9       13.8
   Selling, general and administrative                  23.4         23.5       21.1
   Depreciation and amortization                         4.0          4.2        4.3
   Provision for restructuring activities                                        2.2
   Other, including franchise revenues and expenses     (4.6)        (4.0)      (3.4)
                                                        -----        ------     -----
                                                        94.0         94.7       95.6
                                                        -----        ------     -----
    Operating income                                     6.0          5.3        4.4

Other income (expense):
   Interest                                             (2.1)        (1.7)      (1.7)
   Nonrecurring items                                   (2.3)         0.2        0.2
   Other, net                                             -           0.2         -
                                                        -----        ------     -----
    Income before income taxes                           1.6          4.0        2.9
Income taxes                                            (0.7)        (1.7)      (1.3)
                                                        -----        ------     -----
    Net income                                            0.9%         2.3%       1.6%
                                                        -----        ------     -----
                                                        -----        ------     -----


YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995:

                                        SALES

    REVENUES. Revenues for fiscal 1996 were a record $617,307,000, representing an increase of $93,054,000, or 17.7 percent, over fiscal 1995. Nearly 50 percent of the increase is attributable to acquisitions occurring in fiscal 1996 and the full year impact of the fiscal 1995 acquisitions, with the remaining increase due to net salon openings, and increases in customers served and product sales. Regis Hairstylists, Supercuts, MasterCuts, Trade Secret and Wal-Mart salons in the United States and Canada (Domestic salons) accounted for $60,230,000 of the increase in total sales. The remainder of the sales increase, or $32,824,000, was related to the Company's salon operations in the United Kingdom, South Africa, Switzerland and Mexico (International salons) and was largely influenced by the Company's fiscal 1996 acquisitions in the United Kingdom.

    For fiscal 1996, revenues from Regis Hairstylists were $267,576,000, an increase of 4.1 percent; revenues from Supercuts were $117,865,000, an increase of 15.5 percent; revenues from MasterCuts salons were $83,411,000, an increase of 18.3 percent; Trade Secret company-owned revenues were $64,960,000, an increase of 39.8 percent; and International salon revenues were $76,287,000, an increase of 75.5 percent.

    A total of 64,400,000 customers were served in fiscal 1996, an increase of 10.1 percent, from 58,500,000 customers served in fiscal 1995. The Company utilizes an audiovisual-based training system in its salons. Management believes this training system provides its employees with improved customer service and technical skills and positively contributes to the increase in customers served.

    SERVICE REVENUES. Service revenues in fiscal 1996 were $442,366,000, an increase of $63,423,000, or 16.7 percent, over fiscal 1995. This increase was primarily due to acquisitions, net salon openings, and same-store sales growth.

    PRODUCT REVENUES. Product revenues in fiscal 1996 were $149,523,000, an increase of $29,142,000, or 24.2 percent, over fiscal 1995. The Trade Secret retail product salon operations represented $14,463,000 of this overall increase, reflecting acquisitions occurring in fiscal 1996 and the full year impact of the fiscal 1995 acquisitions, net salon openings, and same-store sales growth. Product revenues for the Company's Regis Hairstylists, Supercuts, MasterCuts and Wal-Mart salons increased $10,299,000 and represented 18.0 percent of their fiscal 1996 service and product revenues, up from 17.3 percent in fiscal 1995, reflecting increased customer awareness and further acceptance of national brand salon merchandise and sales training of Company employees. The balance of the increase relates to International salons and was largely caused by the fiscal 1996 salon acquisitions.

                             COST OF SALES

    Cost of sales in fiscal 1996 was $340,930,000, compared to $289,879,000 in fiscal 1995. The resulting combined gross margin for fiscal 1996 improved 50 basis points percent to 42.4 percent, compared to 41.9 percent in fiscal 1995. This improvement is due to several factors, the most significant of which is an improved sales leverage on the salaries and commissions structure at Regis Hairstylists, which is the major component of cost of sales. Improved gross margin was also the result of an increase in the percentage of product revenues in Regis Hairstylists and MasterCuts, which generally have a higher gross profit margin than service revenues.

    Service margins improved to 41.3 percent in fiscal 1996, compared to 40.6 percent in fiscal 1995. Retail product margins declined during fiscal 1996 to 45.7 percent, compared to 46.2 percent during fiscal 1995.

                                     RENT EXPENSE

    Rent expense in fiscal 1996 was $81,634,000, or 13.8 percent of revenues, compared to $64,439,000, or 12.9 percent of revenues, in fiscal 1995. The percentage increase is due to the fiscal 1996 U.K. acquisitions of the Essanelle department store salons and the Steiner salons. When compared to Domestic salon operations, the U.K. salon operations have higher rent expenses and lower selling and administrative expenses, because certain costs are absorbed by department stores and passed on as rent.

                     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative (SG&A) expense in fiscal 1996 was $125,048,000, or 21.1 percent of revenues, compared to $117,396,000, or 23.5 percent of revenues, in fiscal 1995. Such expenses include costs associated with salon operations (such as advertising, promotion, insurance, telephone and utilities), field supervision costs (payroll, related taxes and travel) and total home office administration costs (such as warehousing, salaries, occupancy costs and professional fees). A portion of the improvement was attributable to the fiscal 1996 U.K. salon acquisitions which, for the reasons described under rent expense above, have a lower level of SG&A expense. The balance of the rate improvement was due to continued sales leveraging of fixed and semi-fixed costs.

                            DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense in fiscal 1996 was 4.3 percent of revenues, compared to 4.2 percent in fiscal 1995. Amortization costs have increased due to the increased level of intangible assets associated with the Company's salon acquisition activity. Depreciation expense, the major component within this category, has remained relatively consistent as a percent of revenues.

                                RESTRUCTURING CHARGES

                 See Note 8 to the Consolidated Financial Statements.

                                   OPERATING INCOME

    Operating income in fiscal 1996 improved to $38,990,000 before the provision for restructuring activities of $12,823,000 related to Supercuts, an increase of $12,346,000, or 46.3 percent, over fiscal 1995. Operating income, excluding the restructuring charge, increased to 6.6 percent of revenues in fiscal 1996, compared to 5.3 percent in fiscal 1995. This improvement is attributable primarily to improved gross margins and the leveraging of selling, general and administrative expense as a percentage of revenues.

    Operating income, after the provision for restructuring activities, was $26,167,000 in fiscal 1996 compared to $26,644,000 in fiscal 1995.

                                   INTEREST EXPENSE

    Interest expense for fiscal 1996 was $9,880,000, or 1.7 percent of revenues, compared to $8,774,000, or 1.7 percent of revenues, in fiscal 1995.

                                  NONRECURRING ITEMS

    During fiscal 1996, the Company received $700,000 of principal payments from Premier Salons under a note agreement. The Company had previously written off the related receivable, and accordingly, has recorded these recoveries as nonrecurring gains. There is no assurance that such recoveries will continue.

    Fiscal 1995 nonrecurring items are discussed in the comparison of 1995 and 1994 Results of Operations.

                                     INCOME TAXES

    The Company's effective income tax rate for fiscal 1996 was 45.6 percent of pre-tax income compared to 41.6 percent of pre-tax income for fiscal 1995.
 The increase in the effective rate is attributable to the Company's inability to fully utilize the income tax benefits of the Supercuts operating losses in certain states.

                                      NET INCOME

    Net income for fiscal 1996 was $9,451,000, or $.42 per share on a fully diluted basis, compared to net income for fiscal 1995 of $11,590,000, or $.53 per share. Exclusive of nonrecurring gains and the restructuring charge, net income for fiscal 1996 would have been $.75 per share on a fully diluted basis, compared to net income for fiscal 1995 of $.50 per share, an increase of 50 percent.

YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994:

                                       REVENUES

    REVENUES. Revenues for fiscal 1995 were a record $524,253,000, representing an increase of $70,692,000, or 15.6 percent, over fiscal 1994. This increase was attributable to net salon openings, acquisitions, and increases in same-store sales. Domestic salons accounted for $64,086,000 of the total revenue increase. The balance of the overall revenue increase of $6,606,000 related to the Company's International salons.

    For fiscal 1995, revenues from Regis Hairstylists were $257,161,000, an increase of 3.6 percent; revenues from Supercuts salons were $102,065,000, an increase of 33.3 percent; revenues from MasterCuts salons were $70,510,000, an increase of 18.6 percent; Trade Secret company-owned revenues were $46,476,000, an increase of 51.8 percent; and International salon revenues were $43,463,000, an increase of 17.9 percent.

    A total of 58,500,000 customers were served in fiscal 1995, an increase of 10.4 percent, from 53,000,000 customers served in fiscal 1994.

    SERVICE REVENUES. Service revenues in fiscal 1995 were $378,943,000, an increase of $42,602,000, or 12.7 percent, over fiscal 1994. This increase was primarily due to net salon openings and increases in customers served.

    PRODUCT REVENUES. Product revenues in fiscal 1995 were $120,381,000, an increase of $25,640,000, or 27.1 percent, over fiscal 1994. The Trade Secret retail product salon operations represented $14,555,000 of this overall increase, reflecting the full year impact of the Trade Secret acquisition, additional acquisitions in the current year and net salon openings.
Product revenues for the Company's Regis Hairstylists, Supercuts and MasterCuts salons were $70,947,000, and represented 17.3 percent of their fiscal 1995 revenues, up from 16.9 percent in fiscal 1994, reflecting increased customer awareness and further acceptance of national brand salon merchandise and sales training of Company associates.

                                    COST OF SALES

    Cost of sales in fiscal 1995 was $289,879,000, compared to $251,702,000 in fiscal 1994. The resulting combined gross margin for fiscal 1995 improved to 41.9 percent, compared to 41.6 percent in fiscal 1994. This improvement is due to several factors, the most significant of which is an increase in the percentage of product revenues in Regis Hairstylists and MasterCuts, which generally have a higher gross profit margin than service revenues. Salary and commissions paid to hairstylists, the major component of cost of sales, also favorably improved in fiscal 1995 due to the increase in sales from MasterCuts salons which have lower payroll costs than Regis Hairstylists salons.

    Service margins of 40.6 percent in fiscal 1995, compared to 40.8 percent in the previous year. Retail product margins improved during fiscal 1995 to
46.2 percent, compared to 44.6 percent during fiscal 1994. The lower margins in fiscal 1994 were due to the Trade Secret acquisition, as Trade Secret salons experienced higher payroll costs due to new store openings and training. In addition, product costs in the Trade Secret division were higher during the transition period immediately following the fiscal 1994 acquisition and did not reflect the full benefit of the Company's purchasing power.

                                     RENT EXPENSE

    Rent expense in fiscal 1995 was $64,439,000, or 12.9 percent of revenues, compared to $55,145,000, or 12.8 percent of revenues, in fiscal 1994. Rent expense as a percent of revenues have remained relatively consistent.

                     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

    Selling, general and administrative expense in fiscal 1995 was $117,396,000, or 23.5 percent of revenues, compared to $100,808,000, or 23.4 percent of revenues, in fiscal 1994. The slight increase is primarily due to an increase in worker's compensation insurance and certain discretionary payments made to employee benefit plans in response to the Company's strong operating performance in fiscal 1995.

                            DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense in fiscal 1995 was 4.2 percent of revenues, compared to 4.0 percent in fiscal 1994. Amortization costs have increased due to the increased level of intangible assets associated with the Company's salon acquisition activity. Depreciation expense, the major component within this category, has remained relatively consistent as a percent of revenues.

                                   OPERATING INCOME

    Operating income in fiscal 1995 improved to $26,644,000, an increase of $932,000 over fiscal 1994. Operating income as a percentage of revenues decreased 70 basis points to 5.3 percent in fiscal 1995 compared to 6.0 percent in fiscal 1994.

                                   INTEREST EXPENSE

    Interest expense for fiscal 1995 was $8,774,000, or 1.7 percent of revenues, down from $8,992,000, or 2.1 percent of revenues, in fiscal 1994. This improvement reflects the effect of principal reductions in senior notes and lower average balances on the Company's revolving line of credit facility throughout fiscal 1995.

                                  NONRECURRING ITEMS

    During fiscal 1995, the Company received a $2,500,000 cash settlement associated with its directors' and officers' insurance claim. Certain other negative events also occurred in fiscal 1995 with respect to the Company's investment in and advances to Premier Salons, which caused the Company to re-evaluate and write off the net carrying value ($2,305,000) of all remaining net assets associated with the fiscal 1994 MEI litigation settlement. In addition, during fiscal 1995, the Company issued 93,220 shares on a pre-split basis, of its common stock to the bankruptcy creditors of MEI as final resolution of the stock guarantee. This was fewer shares than the Company originally estimated when the transaction was recorded the previous year, which resulted in a $500,000 pre-tax gain. As a result of these transactions, the Company recorded a $695,000 pre-tax gain during the first and second quarters of the year ended June 30, 1995 and adjusted the amounts previously recorded by decreasing shareholders' equity by $500,000.

    During the third and fourth quarters of fiscal 1995, the Company received $500,000 of principal payments from Premier Salons under the note agreement. The Company had previously written off the related receivable, and accordingly, has recorded these recoveries as nonrecurring gains. There is no assurance that such recoveries will continue.

                                     INCOME TAXES

    The Company's effective income tax rate for fiscal 1995 was 41.6 percent of pre-tax income, compared to 43.2 percent in fiscal 1994. The decrease in the effective rate is attributable to the Company's ability to utilize South African losses to offset U.K. taxable income during fiscal 1995.

                                      NET INCOME

    Net income for fiscal 1995 improved to $11,590,000, or $.53 per share on a fully diluted basis, compared to net income for fiscal 1994 of $3,883,000, or $.20 per share. Exclusive of the effect of nonrecurring items, net income for fiscal 1995 would have been $.50 per share on a fully diluted basis, compared to net income for fiscal 1994 of $.20 per share, an increase of 150 percent.

                                 EFFECTS OF INFLATION

    The Company has generally been protected against inflationary increases, as payroll expense and related benefits (the Company's major expense components) for Regis Hairstylists and International salon associates are primarily variable costs of sales. The Company compensates the great majority of its hairstylists with a percentage commission based on the sales they generate, thereby enabling salon payroll expense, as a percentage of sales, to remain relatively constant. The Company does not believe inflation has had a significant impact on the results of operations for the Supercuts, MasterCuts or Trade Secret divisions.

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                           LIQUIDITY AND CAPITAL RESOURCES

    Customers generally pay for salon services and merchandise in cash at the time of sale, which reduces the Company's working capital requirements. Net cash provided by operating activities in fiscal 1996 increased to $38,806,000, compared to $30,038,000 during the same period the previous year. The increase between the two periods was primarily due to improved operating performance in fiscal 1996.

    During fiscal 1996, the Company had worldwide capital expenditures of $46,407,000, of which $13,802,000 related to acquisitions. The Company constructed 160 new salons (31 Regis Hairstylists, 44 Supercuts, 33 MasterCuts, 40 Trade Secret, 3 Wal-Mart and 9 International) and acquired 383 salons. The Company also completed 65 major remodeling projects, including 10 conversions of existing salons to another salon concept. All capital expenditures during fiscal 1996 were funded by the Company's operations and borrowings under its revolving credit facilities.

    The Company anticipates its worldwide salon development program for fiscal 1997 will include a minimum of 170 new salons and 60 major remodeling and conversion projects. It is expected that expenditures for these new salons and other projects will be approximately $36,000,000 in fiscal 1997.

    In September 1995, the Company completed the acquisitions of Essanelle Limited (Essanelle) and S&L du Lac. The $6,300,000 aggregate purchase price was paid to the selling shareholder in cash at closing. Additionally, the Company made a $992,000 cash payment at closing to Essanelle to facilitate the payoff of existing debt of Essanelle. The purchase price was funded through a combination of proceeds from the issuance of the Company's common stock and long-term debt issued by banks.

    In January 1996, the Company completed the acquisitions of Steiner Salons Limited and Steiner Hairdressing Limited. The $2,800,000 aggregate purchase price was paid to the selling shareholder in cash at closing. The purchase price was funded with borrowings under the Company's revolving credit facility and long-term debt from banks.

    In June 1996, the Company completed the acquisition of National Hair Care Centers, LLC. Of the $12,257,000 aggregate purchase price, $10,364,000 was paid in cash at closing and the balance was settled by the Company's issuance of a note for $1,797,000 and a $96,000 noncompete agreement. The cash portion of the purchase price was funded with proceeds from the sale of 200,000 shares of common stock and a $5,000,000 senior term note.

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

    In February 1996, the Company issued a $10,000,000 senior note, bearing interest at 6.94 percent, due in July 2005. Proceeds associated with this borrowing were utilized to refinance the $10,000,000 principal payment on the senior notes paid in June 1996. In June 1996, the Company issued a $5,000,000 senior note, bearing interest at 7.99 percent, due in July 2003. Proceeds associated with this borrowing were utilized to partially fund the acquisition of National Hair Care Centers, LLC. The agreement under which the notes were issued contains financial and restrictive covenants similar to those contained in the Company's existing senior notes.

    In connection with the U.K. acquisitions, the Company's U.K. subsidiary entered into various term notes, denominated in pounds sterling, primarily with U.K. banks which have interest rates ranging from 4 percent fixed to the LIBOR rate plus 2.5 percent and are subject to annual mandatory principal repayments until July 2000. These U.K. notes contain covenants applicable to the U.K. subsidiary, including limitations on incurring debt, investments, mergers or consolidations and transactions with affiliates. In addition, the U.K. subsidiary must maintain certain interest coverage and debt-to-equity ratios.

    During fiscal 1996, the Company repaid the outstanding principal amount of $2,187,500 of subordinated debt associated with the financing of the Beauty Express acquisition. In addition, the Company's subordinated convertible debenture of $2,812,500 was also converted to 375,000 shares, on a pre-split basis, of the Company's common stock.

    The Company has renewed its existing revolving credit facility and cash management program. Under terms of this renewal, the revolving credit facility allows for borrowings of up to $20,000,000, bears interest at the prime rate, and matures in October 1998. The facility also allows for borrowings bearing interest at an adjusted LIBOR rate plus a LIBOR margin up to 1.50 percent. The revolving credit facility requires a quarterly commitment fee of 1/4 percent per annum on the unused portion of the facility. The renewed credit agreement contains certain financial and restrictive covenants similar to those in the Company's senior debt agreement. As of June 30, 1996, borrowings of $9,100,000 were outstanding under this credit facility.

    At June 30, 1996, the Company had outstanding $24,000,000 of 11.52 percent fixed-rate senior notes after repayments of $10,000,000 and $9,000,000 of the notes during fiscal years 1996 and 1995, respectively. The notes require annual mandatory repayments of $10,000,000 in June 1997 and $14,000,000 in June 1998. The notes contain certain financial and restrictive covenants (see Note 5 of Notes to the Consolidated Financial Statements) and carry a substantial penalty based on yield maintenance in the event of voluntary prepayment.

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

    At June 30, 1996, there was $21,200,000 outstanding under the Supercuts revolving credit facility. In October 1996, the Supercuts facility was refinanced under terms and conditions consistent with that of the Company's long-term borrowings with $22,000,000 of additional long-term notes with mandatory repayments of $10,000,000 and $12,000,000 in fiscal years 2005 and 2007, respectively. Also, in October and December 1996, the Company borrowed an additional $10,000,000 and $5,000,000, under long-term senior term notes with mandatory repayment over fiscal years 1999 through 2003 to fund merger related costs and to pay down the Regis revolving credit facility. Although utilized to pay down borrowings under the revolving credit facility, the $5,000,000 borrowing is intended to make available funds to help franchisee expansion. These additional term note borrowings bear interest at fixed rates ranging from 7.16 to 7.8 percent. In April 1997, the Company borrowed $8,000,000 under a long-term senior term note with a fixed interest rate of
8.18 percent due in fiscal 2007, to provide funds to refinance $8,000,000 of the principal payment due on the 11.52 percent senior term notes in June 1997.

    See restructuring activities discussed in Note 8 to the Consolidated Financial Statements.

    Transactions by the Company's International salons are invoiced and paid in local currency. Accordingly, the Company is subject to risks associated with fluctuations in currency exchange rates.

    Management believes that cash generated from operations and amounts available under its revolving credit facility will be sufficient to fund its anticipated capital expenditures and required debt repayments for the foreseeable future.

    The Company paid dividends of $.07 per share during fiscal 1996. The Company did not pay dividends during fiscal 1995 due to debt covenant restrictions. On August 13, 1996, the Board of Directors of the Company approved the payment of a $.02 per share quarterly dividend payable to shareholders of record on August 23, 1996.

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of", was issued in March 1995 and is effective for fiscal years beginning after December 15, 1996. The Company believes implementation of this accounting standard in fiscal 1997 will not have a material impact on earnings.

    On March 13, 1996, Mr. David E. Lipson and DEL Holding Corporation ("DEL"), a Nevada corporation, which the Company believes is wholly owned by Mr. Lipson, brought legal action against Supercuts, Inc., ("Supercuts") a wholly owned subsidiary of the Company, and certain Supercuts directors and officers. The initial lawsuit, prior to subsequent amendments, sought payment of $3,000,000, allegedly due to DEL pursuant to a Consulting Agreement dated as of August 22, 1995, between Supercuts and DEL. The initial lawsuit also sought unspecified damages allegedly sustained by Mr. Lipson as a result of a delay in his ability to sell 1,508,220 shares of Supercuts' common stock, which were sold by him between February 20 and February 28, 1996, because of Supercuts' refusal to remove restrictive legends from certificates representing such stock. According to his lawsuit, Mr. Lipson sold the number of shares noted for an

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

aggregate of $7,800,000 or a reported average price of $5.20 per share. Supercuts' common stock price range for the month of February 1996, was a high of 7-3/8, a low of 5-1/8 and a close of 5-1/8. Certain matters relating to this case that were heard in the United States District Court for the Northern District of Illinois, Eastern Division, Case No. 96C-0822, are currently on appeal in the United States Court of Appeals for the Seventh Circuit.

    In August 1996, Mr. Lipson also brought legal action against Supercuts in the Circuit Court of Cook County, Illinois alleging that Supercuts has defamed him. Mr. Lipson requests a judgment "in excess of $200,000,000." Supercuts has denied these allegations.

    Mr. Lipson has also filed suit against Supercuts in the Court of Chancery of the State of Delaware seeking advancement of expenses incurred by him in certain litigation and other proceedings. On December 10, 1996, the Delaware Court ruled that Mr. Lipson is entitled to an advancement of certain expenses incurred by him, but did not establish the amount of the advancement. The amount to be advanced is under negotiation.

    On April 17, 1997, the Securities and Exchange Commission charged Mr. Lipson with unlawful insider trading in Supercuts stock during 1995, alleging that he avoided a loss of approximately $621,000 through such trading. Mr. Lipson has stated that he intends to contest the charges.

    While additional future charges, if any, related to this litigation could have a material adverse impact on the Company's net income in the quarterly period in which they would be recorded, management of the Company believes, based on the advice of counsel, that such additional charges, if any, will not have a material adverse effect on the consolidated financial position or annual results of operations of the Company.

                                       46